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                                                                          EX-5.1


               OPINION OF MUNGER, TOLLES & OLSON LLP RE: LEGALITY

                           Munger, Tolles & Olson LLP
                       355 South Grand Avenue, 35th Floor
                       Los Angeles, California 90071-1560
                            Telephone (213) 683-9100
                            Telecopier (213) 687-3702



                                  June 2, 2000



OrthAlliance, Inc.
21535 Hawthorne Boulevard
Suite 200
Torrance, California 90503

Ladies and Gentlemen:

We have acted as counsel to OrthAlliance, Inc. (the "Company") in connection with the filing of Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering the offering of up to an additional 200,000 shares (the "Shares") of the Company's Common Stock, pursuant to the OrthAlliance, Inc. 1997 Orthodontist Stock Option Plan (the "Plan"). In connection therewith, we have examined such corporate records, certificates of public offices and other documents and records as we have considered necessary or proper for the purpose of this opinion.

Based on the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that the Shares, when issued and delivered as described in the Registration Statement and Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/ Munger, Tolles & Olson LLP